UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 16, 2006
(Date of earliest event reported)

TENET HEALTHCARE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

13737 Noel Road
Dallas, Texas  75240
(Address of principal executive offices, including zip code)

(469) 893-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Material Definitive Agreement

Item 2.03                     Creation of a Direct Financial Obligation

On November 16, 2006, Tenet completed the syndication of a previously announced $800 million, five-year senior secured revolving credit facility.  The syndication was jointly led by Citigroup Global Markets Inc and Bank of America Securities LLC as joint lead arrangers and joint lead book runners.  General Electric Capital Corporation and The Bank of Nova Scotia served as co-documentation agents for the facility.  Citcorp USA, Inc, a division of Citigroup, will act as the administrative agent for the facility.

The credit facility is secured by the patient accounts receivable at Tenet’s acute and specialty hospitals, and includes standard terms and conditions for an asset backed facility.  The covenants include a minimum fixed charge coverage ratio to be met when available credit under the facility falls below $100 million and limits on debt, liens, asset sales and prepayments of senior debt.  The credit facility interest rate will be based on Tenet’s selection of a Libor (London Interbank Offered Rate) rate plus 175 basis points or Citigroup’s base rate as defined in the credit agreement plus 75 basis points.

In December 2004, Tenet terminated its previous, unused $800 million credit facility because it had substantial liquidity on its balance sheet and no immediate need for borrowings against the credit facility.  At the time of termination, the company pledged $262.5 million in restricted cash to support its letters of credit that replaced the terminated credit facility.  These existing letters of credit have now been transferred into the new credit facility, thereby removing the restrictions on the cash and making it available for general corporate purposes.

Tenet will file a copy of the credit agreement with its Annual Report on Form 10-K for the year ending December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Biggs C. Porter
Biggs C. Porter
Chief Financial Officer

Date:  November 21, 2006